INDEPENDENT AUDITORS' CONSENT



To the Board of Directors and
Shareholders of Chartwell Leisure Inc.


We consent to the incorporation by reference in this Registration Statement of Chartwell Leisure Inc. (formerly National Lodging Corp.) on Form S-3 of our report dated February 12, 1997 appearing in the Annual Report on Form 10K of Chartwell Leisure Inc. for the year ended December 31, 1996 and our report dated April 19, 1996 on the financial statements of Travelodge/Thriftlodge for the period from February 1, 1995 to January 23, 1996 appearing in the Annual Report on Form 10K of Chartwell Leisure Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is part of this registration statement.



DELOITTE & TOUCHE LLP
Parsippany, New Jersey


April 25, 1997

C/M 11752.0018 485896.1